Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2014 Second-Quarter and Year-to-Date Results

•	Operating FFO increases 68 percent over Q2 2013

•	FFO in line with consensus estimates, after one-time items

•	Overall Comp NOI up 5 percent, with increases in all major property types

•	Greenland USA JV closing accelerates Pacific Park Brooklyn (formerly Atlantic Yards) project

•	Non-cash impairments reflect ongoing focus on disposition of assets in non-core markets

CLEVELAND, Ohio - August 6, 2014 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three and six months ended June 30, 2014.

Operating FFO
Operating FFO for the three months ended June 30, 2014 was $60.2 million, a 68 percent increase compared with $35.8 million for the three months ended June 30, 2013. For the first half of 2014 Operating FFO was $108.7 million, compared with $69.9 million for the six months ended June 30, 2013. (Note that due to the company's change to a calendar yearend, which was effective December 31, 2013, prior-year second-quarter and year-to-date results referenced in this press release are for the three and six months ended June 30, 2013, periods not previously reported by the company.)

Positive factors impacting second-quarter 2014 Operating FFO, compared with the second quarter of 2013, included reduced corporate activities of $8.4 million (of which $5.0 million was reduced corporate interest expense), increased net operating income from the company's mature portfolio of $6.4 million, higher land sales at Stapleton in Denver of $5.3 million, decreased interest expense on the mature portfolio of $4.7 million, and increased Operating FFO from new property openings of $3.5 million. In addition, the company had increased Operating FFO from other sources of $10.3 million, driven primarily by reduced expensed overhead as the company has activated entitled development opportunities. These positive factors were partially offset by reduced Operating FFO from properties sold or joint ventured of $14.2 million.

Factors impacting Operating FFO for the quarter and year to date are illustrated in bridge diagrams included in the company's second-quarter 2014 supplemental package furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended June 30, 2014 was $53.1 million, or $0.24 per share, compared with $64.1 million, or $0.30 per share, for the three months ended June 30, 2013. Year-to-date FFO was $108.5 million, compared with $119.6 million for the six months ended June 30, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, second-quarter 2014 FFO results were negatively impacted primarily by a lower quarter-over-quarter tax benefit of $12.0 million and by the net loss on disposition of partial interest related to the closing of the company's joint venture with Greenland USA of $16.2 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended June 30, 2014, the net loss attributable to Forest City Enterprises, Inc. was $93.0 million, compared with a net loss of $34.9 million for the second quarter of 2013. For the first six months of 2014, the net loss attributable to Forest City Enterprises, Inc. was $77.5 million, compared with a net loss of $54.5 million for the six months ended June 30, 2013. In addition to the factors mentioned previously related to Operating FFO and FFO, the net loss variance in the second quarter was negatively impacted by higher non-cash impairment of depreciable rental properties, net of tax, of $78.3 million.

The second-quarter 2014 net loss attributable to common shareholders was $93.0 million, or $0.47 per share, compared with a net loss of $34.9 million, or $0.18 per share for the same period in 2013. The year-to-date net loss attributable to common shareholders was $77.5 million, or $0.39 per share, compared with a net loss of $54.7 million, or $0.29 per share for the six months ended June 30, 2013. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three and six months ended June 30, 2014, are included in the company's second-quarter 2014 supplemental package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended June 30, 2014, were $229.6 million, compared with $277.9 million for the second quarter of 2013. Year-to-date consolidated revenues were $479.2 million, compared with $547.9 million for the six months ended June 30, 2013. The year-over-year variance for both the second quarter and year to date was primarily related to the company’s 2013 regional mall joint venture with QIC, which resulted in the change from full consolidation accounting to equity method accounting for seven of the malls included in the joint venture.

Commentary
“We are pleased with our strong results for the second quarter,” said David J. LaRue, Forest City president and chief executive officer. “We believe this solid performance validates our strategy of focusing on high-growth core markets and high-quality properties. The mature portfolio recorded a meaningful quarter-over-quarter increase in Comp NOI, up five percent overall, with growth in all major property types.
"Operating FFO was up significantly, compared with the same period in 2013, even after the short-term dilutive impact of our strategic partnerships and non-core asset dispositions. FFO results were impacted by a significantly lower tax benefit in the period, compared with the second quarter of 2013, and by a net loss on disposition of partial interest related to the completion of our joint venture with Greenland USA. The net loss was driven by an unfavorable ruling during the quarter in a condemnation proceeding for a land parcel at the project. While we are appealing this ruling, we have recognized the higher than anticipated costs in our second-quarter results. Absent these impacts, FFO results would have been in line with consensus estimates.
“On June 30, we closed our Atlantic Yards joint venture with Greenland USA. We received approximately $200 million in cash from the formation of the JV, and Greenland acquired 70 percent of the project and assumed a proportionate share of project costs going forward. Earlier this week, we introduced a new name for the development - Pacific Park Brooklyn - which reflects both the location of Pacific Street as a main thoroughfare, and the eight acres of open space that will be a significant resident and community amenity. In addition, we announced the selection of architects for the next three buildings and the public park. We expect to start two 100-percent affordable rental buildings and one condominium building within the next 12 months, with the first all-affordable building started by yearend 2014.
“Our joint venture with Greenland USA not only accelerates the Pacific Park Brooklyn project, and the affordable housing component in particular, but it also significantly reduces overall development risk for Forest City. With the closing, our development ratio - the total cost of projects under construction and development as a percent of total assets - stands at approximately 6.6 percent. As we continue to activate new development opportunities from our pipeline, this percentage will increase, however, not above our established strategic guideline of no more than 15 percent.
“Highlights for the quarter included strong performance of our apartment portfolio, which had Comp NOI growth above published peer averages driven by continued rent growth and strong occupancies. As anticipated, our office portfolio experienced strong Comp NOI growth with an increase of 7.1 percent, as the majority of the prior vacancy at One Pierrepont Plaza in Brooklyn has leased up. Less than one quarter of the approximately 300,000-square-foot vacancy remains to be leased. We expect to see continued strong Comp NOI growth in office for the balance of 2014.
“In our comparable regional malls, strong growth in new, same-space leases - up nearly 25 percent over prior rents on a rolling 12-month basis - shows the quality of our focused portfolio, as well as early benefits from our re-merchandising and renovation programs. Mall sales per square foot reached $515 on a rolling twelve-month basis.
"Barclays Center and Westchester’s Ridge Hill continue to contribute to bottom-line results, with a combined $3.6 million increase in Operating FFO in the quarter, compared with the second quarter of 2013. Stapleton in Denver continues to perform very well, with a $5.3 million increase in land sales in the second quarter, compared with the same period last year.
“The net loss for the quarter was impacted by $129.8 million in non-cash impairments of assets in non-core markets. During the quarter, we entered into active negotiations with a single prospective buyer for our Tower City assets, excluding Terminal Tower, in Cleveland. This required us to recognize these non-cash charges on three of the Tower City assets, including Terminal Tower.

"Early in the second quarter, we confirmed that we are exploring the potential sale of our minority interest in the NBA Brooklyn Nets. There has been significant interest from qualified prospective buyers, and we are working with our majority partner to maximize the value of the team in any potential sale. Our goal is to conclude a sale of our interest by yearend, but no transaction can be assured."

NOI, Occupancies and Rent
Overall comparable NOI increased 5.0 percent for the three months ended June 30, 2014, compared with the same period in 2013, with increases of 2.3 percent in retail, 4.6 percent in apartments and 7.1 percent in office.

Comparable office occupancies decreased to 92.1 percent at June 30, 2014, compared with 92.6 percent at June 30, 2013. The drop in the quarter was related to a 145,000-square-foot vacancy at the end of the quarter at the company's University Park at MIT tech/office park in Cambridge. For the rolling 12-month period ended June 30, 2014, rent per square foot in new office same-space leases increased 6.5 percent over prior rents.

In the retail portfolio, sales in the company's regional malls averaged $515 per square foot on a rolling 12-month basis, up from $509 per square foot at March 31, 2014, and from $480 per square foot at June 30, 2013. This improvement reflects the company's continued focus on a portfolio of highly productive malls in strong markets. For the rolling 12-month period ended June 30, 2014, new, same-space leases in the company's regional malls increased 24.9 percent over prior rents. At June 30, 2014, comparable retail occupancies were 94.2 percent, up from 94.0 percent at June 30, 2013.

In the residential portfolio, average monthly rents for the company's comparable apartments rose to $1,386 year to date, a 3.4 percent increase compared with $1,341 for the six months ended June 30, 2013. Comparable average rents in the company's core markets were $1,830, a 3.9 percent increase from $1,762 for the comparable period in 2013. Comparable economic occupancies year to date were 94.7 percent, flat compared with the same period in 2013.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended June 30, 2014 and 2013, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings (loss) before income taxes.

Debt Maturities, Financing Activity and Liquidity
Since December 31, 2013, the company has addressed, through closed loans and committed financings, $709.2 million at full consolidation ($839.8 million at its pro-rata share) of the $840.0 million at full consolidation ($1.1 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2014.  Additionally, since December 31, 2013, the company addressed $341.9 million ($417.5 million at pro-rata), of loans maturing in future years.

At June 30, 2014, the company's overall weighted-average cost of debt decreased to 4.88 percent, compared with 4.95 percent at July 31, 2013. Fixed-rate debt represented 77 percent of total debt at June 30, 2014. The company's weighted-average life of its debt increased to 8.7 years at June 30, 2014, from 6.9 years at July 31, 2013.

At June 30, 2014, the company had $456.9 million ($490.8 million at the company's pro-rata share) in cash on its balance sheet and $143.1 million of available capacity on its bank revolving credit facility. Cash and available credit levels on June 30 were impacted by the closing that day of the company's joint venture with Greenland USA. On July 1, the company paid down $196 million in borrowings on its credit facility.

Openings and Projects Under Construction and Development
During the second quarter, the company began phased openings of two new properties, Radian, a 240-unit apartment community in Boston, and Twelve12, a mixed-use apartment property with 218 rental units above a ground-level grocery store and a fitness facility/health spa in Washington, D.C.

At June 30, 2014, Forest City had seven projects under construction at a total cost of $296.5 million at full consolidation ($248.2 million at the company's pro-rata share). Projects currently under construction include the following:

•	2175 Market Street, an 88-unit apartment project in San Francisco, is expected to open in the third quarter of 2014.

•	3700M, a 381-unit apartment project in Dallas, is expected to begin phased opening in the third quarter of 2014.

•	Winchester Lofts, a 158-unit adaptive reuse apartment project in New Haven, Connecticut, is expected to begin phased opening in the third quarter of 2014.

•
B2 BKLYN, a 363-unit residential tower and the first apartment building at Pacific Park Brooklyn, is expected to open in the fourth quarter of 2015. Construction has reached the tenth floor, representing 104 of the 363 units at completion.

•
Antelope Valley Mall, a regional mall in Palmdale, California, is undergoing a 99,000-square-foot expansion and redevelopment of the former Harris/Gottschalks building, with work expected to be completed in the fourth quarter of 2014. The expansion will be anchored by a Dick's Sporting Goods and will also feature an expanded H&M presence.

•
Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas, is undergoing a renovation and 32,000-square-foot restaurant-driven expansion that is expected to be completed in the second quarter of 2015. New tenants will include Brio, Sugar Factory, and Larsen's Grill.

•	300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is expected to be completed in the first quarter of 2016.

Major projects under development include Pacific Park Brooklyn (formerly Atlantic Yards) and The Yards in Washington, D.C., as well as Stapleton in Denver and planned projects that are part of the company's residential development fund with the Arizona State Retirement System (ASRS). Anticipated starts from the development pipeline in the next 12 to 18 months include the following:

•
At Pacific Park Brooklyn, the company, together with its partner, Greenland USA, expects to commence construction on three new buildings in the near term. Two will be 100 percent affordable rental apartments, and the third will be condominiums. The company expects to start the first affordable building before the end of 2014, the condominium building by the first quarter of 2015, and the second all-affordable apartment building by mid-2015.

•
In the company's ASRS residential development fund, five additional apartment project starts are anticipated in the near term. These include two projects in Los Angeles, two in Washington D.C., and one in Philadelphia.

In total, these and other near-term residential starts represent approximately 3,800 rental residential units, with total costs of just over $1.7 billion, or approximately $500 million at the company's pro-rata share. In addition to these residential projects, the company expects to start a smaller number of commercial projects, including the Cornell NYC Tech project on Roosevelt Island in New York City. Even with this significant level of new starts, the company will maintain a development ratio well below its stated maximum ceiling of 15 percent.

Outlook
"We are pleased with the performance of our business in the second quarter and first half," said LaRue. "The solid growth in Comp NOI across our operating portfolio is a direct result of our strategy of focusing on high-value properties in key core markets. We have worked hard over the past several years to improve that focus, and to deleverage, de-risk and transform the business. These strategies will continue to drive growth in the future.

"Forest City has built - and continues to build - a unique real estate portfolio, and the strength of that portfolio can be seen in our operating results. By continuing to execute against our key strategies, and by remaining flexible to changing conditions and opportunities, we expect to continue to create significant value for shareholders and other stakeholders."

Change in Fiscal Yearend
Due to the change of our fiscal yearend to December 31 from January 31, effective December 31, 2013, certain prior periods have been recast to present information for the three and six months ended June 30, 2013 for comparability purposes to the three and six months ended June 30, 2014.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the for the quarter ended June 30, 2014, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings (loss) excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate performance of its operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, the Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Net loss attributable to Forest City Enterprises, Inc.	$(92,992)	$(34,940)	$(77,472)	$(54,531)
Depreciation and Amortization—Real Estate Groups	75,661	97,422	146,667	182,026
Impairment of depreciable rental properties	129,059	1,175	129,059	1,175
(Gain) loss on disposition of full or partial interests in rental properties	(17,366)	1,510	(68,461)	(14,126)
Income tax expense (benefit) adjustment — current and deferred (1):
Gain (loss) on disposition of full or partial interests in rental properties	8,820	(649)	28,718	5,472
Impairment of depreciable rental properties	(50,053)	(456)	(50,053)	(456)
FFO	$53,129	$64,062	$108,458	$119,560

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$53,129	$64,062	$108,458	$119,560
If-Converted Method (adjustments for interest, net of tax):
3.625% Notes due 2014	—	513	—	1,623
5.000% Notes due 2016	382	382	765	765
4.250% Notes due 2018	2,277	2,277	4,554	4,554
3.625% Notes due 2020	1,664	—	3,328	—
FFO for per share data	$57,452	$67,234	$117,105	$126,502
Denominator:
Weighted average shares outstanding—Basic	198,341,355	191,357,242	198,041,879	187,604,085
Effect of stock options, restricted stock and performance shares	1,540,864	1,802,779	1,733,435	1,624,399
Effect of convertible preferred stock	—	—	—	279,333
Effect of convertible debt	32,138,215	26,103,680	32,138,215	29,781,161
Effect of convertible Class A Common Units	3,461,710	3,646,755	3,553,721	3,646,755
Weighted average shares outstanding - Diluted	235,482,144	222,910,456	235,467,250	222,935,733
FFO Per Share	$0.24	$0.30	$0.50	$0.57

(1)	The following table provides detail of income tax expense (benefit):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$(15,215)	$(11,870)	$(6,582)	$(45,377)
Deferred taxes	10,939	(4,372)	(3,017)	20,989
Total income tax expense (benefit) on FFO	(4,276)	(16,242)	(9,599)	(24,388)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$(13,292)	$7,618	$15,756	$8,980
Deferred taxes	22,112	(8,267)	12,962	(3,508)
Disposition of full or partial interests in rental properties	8,820	(649)	28,718	5,472

Impairment of depreciable rental properties
Deferred taxes	$(50,053)	$(456)	$(50,053)	$(456)
Total income tax expense (benefit) on non-FFO	(41,233)	(1,105)	(21,335)	5,016
Grand Total	$(45,509)	$(17,347)	$(30,934)	$(19,372)

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)			(in thousands)
FFO	$53,129	$64,062		$108,458	$119,560
Net gain on land held for divestiture activity	—	(1,803)		—	(19,407)
Impairment of non-depreciable real estate	770	—		770	—
Write-offs of abandoned development projects and demolition costs	933	657		933	13,553
Tax credit income	(5,480)	(5,961)		(9,427)	(11,408)
(Gain) loss on extinguishment of debt	1,189	4,982		1,622	4,173
Change in fair market value of nondesignated hedges	(1,681)	2,295		2,991	1,725
Net gain on change in control of interests	—	(2,762)		(2,759)	(2,762)
Straight-line rent adjustments	(841)	(3,423)		(3,375)	(6,533)
Participation payments	—	780		1,469	1,370
Non-outlot land sales	—	(8,927)		—	(8,927)
Net loss on disposition of partial interest in development project	16,211	—		16,211	—
Nets Pre-tax FFO	261	2,152		1,414	2,898
Income tax benefit on FFO	(4,276)	(16,242)		(9,599)	(24,388)
Operating FFO	$60,215	$35,810	68.2%	$108,708	$69,854	55.6%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$60,215	$35,810		$108,708	$69,854
If-Converted Method (adjustments for interest, pre-tax):
3.625% Notes due 2014	—	838		—	2,650
5.000% Notes due 2016	625	625		1,250	1,250
4.250% Notes due 2018	3,719	—		7,438	—
3.625% Notes due 2020	2,719	—		5,438	—
Operating FFO for per share data	$67,278	$37,273		$122,834	$73,754

Denominator:
Weighted average shares outstanding - Diluted (1)	235,482,144	206,760,581		235,467,250	206,785,858
Operating FFO Per Share	$0.29	$0.18		$0.52	$0.36

(1)
For the three and six months ended June 30, 2013, weighted-average shares issuable upon the conversion of convertible debt of 16,149,875 were not included in the computation of diluted Operating FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to Operating FFO are not required for interest expense of $3,719,000 and $7,438,000 for the three and six months ended June 30, 2013, respectively, related to these securities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Operating FFO by segment:
Commercial Group	$37,834	$36,917	$69,109	$75,208
Residential Group	30,190	23,959	55,683	45,037
Arena	108	(2,100)	1,757	(3,494)
Land Group	12,305	5,701	23,931	9,721
Corporate Group	(20,222)	(28,667)	(41,772)	(56,618)
Operating FFO	$60,215	$35,810	$108,708	$69,854

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended June 30, 2014					Three Months Ended June 30, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$229,637	$18,167	$110,484	$39	$321,993	$277,915	$19,980	$98,674	$21,175	$377,784
Exclude straight-line adjustment	(1,354)	—	—	20	(1,334)	(3,923)	—	—	(238)	(4,161)
Add interest and other income	12,375	566	(372)	—	11,437	11,775	476	128	112	11,539
Equity in earnings (loss) of unconsolidated entities	27,168	98	(27,719)	—	(649)	5,127	(1,154)	(9,656)	—	(3,375)
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(682)	—	682	—	—
Exclude operating expenses of unconsolidated entities	47,566	—	(47,566)	—	—	45,425	—	(45,425)	—	—
Exclude (gain) loss on disposition of unconsolidated entities	(16,090)	—	16,090	—	—	1,510	—	(1,510)	—	—
Exclude depreciation and amortization of unconsolidated entities	22,968	—	(22,968)	—	—	19,041	—	(19,041)	—	—
Exclude interest expense of unconsolidated entities	27,905	—	(27,905)	—	—	23,845	—	(23,845)	—	—
Exclude loss on extinguishment of debt of unconsolidated entities	44	—	(44)	—	—	7	—	(7)	—	—
Adjusted revenues	350,219	18,831	—	59	331,447	380,040	19,302	—	21,049	381,787
Operating expenses	145,807	9,623	47,566	(1,749)	182,001	187,006	13,492	45,425	10,160	229,099
Operating expenses of unconsolidated entities	47,566	—	(47,566)	—	—	45,425	—	(45,425)	—	—
Write-offs of abandoned development projects and demolition costs	933	—	—	—	933	657	—	—	—	657
Non-Real Estate depreciation and amortization	1,090	—	—	—	1,090	1,171	—	—	—	1,171
Exclude straight-line rent adjustment	(493)	—	—	—	(493)	(738)	—	—	—	(738)
Adjusted operating expenses	194,903	9,623	—	(1,749)	183,531	233,521	13,492	—	10,160	230,189
Net operating income	$155,316	$9,208	$—	$1,808	$147,916	$146,519	$5,810	$—	$10,889	$151,598
Interest expense	(57,153)	(5,848)	(27,905)	(55)	(79,265)	(83,096)	(7,284)	(23,845)	(3,840)	(103,497)
Interest expense of unconsolidated entities	(27,905)	—	27,905	—	—	(23,845)	—	23,845	—	—
Loss on extinguishment of debt	(714)	—	(44)	(431)	(1,189)	(4,975)	—	(7)	—	(4,982)
Loss on extinguishment of debt of unconsolidated entities	(44)	—	44	—	—	(7)	—	7	—	—
Equity in (earnings) loss of unconsolidated entities	(27,168)	(98)	27,719	—	649	(5,127)	1,154	9,656	—	3,375
Net gain on land held for divestiture activity	—	—	—	—	—	1,121	—	682	—	1,803
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	682	—	(682)	—	—
Net loss on disposition of partial interest in development project	(19,590)	(3,379)	—	—	(16,211)	—	—	—	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	—	—	16,090	1,276	17,366	—	—	(1,510)	—	(1,510)
Gain (loss) on disposition of unconsolidated entities	16,090	—	(16,090)	—	—	(1,510)	—	1,510	—	—
Impairment of consolidated and unconsolidated real estate	(129,829)	—	—	—	(129,829)	(1,175)	—	—	—	(1,175)
Depreciation and amortization—Real Estate Groups (a)	(58,228)	(4,747)	(22,180)	—	(75,661)	(79,281)	(4,353)	(18,287)	(4,207)	(97,422)
Amortization of mortgage procurement costs	(1,768)	(87)	(788)	—	(2,469)	(2,526)	(173)	(754)	(180)	(3,287)
Depreciation and amortization of unconsolidated entities	(22,968)	—	22,968	—	—	(19,041)	—	19,041	—	—
Straight-line rent adjustment	861	—	—	(20)	841	3,185	—	—	238	3,423
Earnings (loss) before income taxes	$(173,100)	$(4,951)	$27,719	$2,578	$(137,852)	$(69,076)	$(4,846)	$9,656	$2,900	$(51,674)

(a) Depreciation and amortization—Real Estate Groups	$58,228	$4,747	$22,180	$—	$75,661	$79,281	$4,353	$18,287	$4,207	$97,422
Depreciation and amortization—Non-Real Estate	1,090	—	—	—	1,090	1,171	—	—	—	1,171
Total depreciation and amortization	$59,318	$4,747	$22,180	$—	$76,751	$80,452	$4,353	$18,287	$4,207	$98,593

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands) (continued)

	Six Months Ended June 30, 2014					Six Months Ended June 30, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$479,174	$43,107	$220,942	$7,029	$664,038	$547,881	$43,721	$199,601	$46,280	$750,041
Exclude straight-line adjustment	(4,388)	—	—	79	(4,309)	(7,526)	—	—	(475)	(8,001)
Add interest and other income	23,878	1,032	196	—	23,042	22,425	902	263	226	22,012
Equity in earnings (loss) of unconsolidated entities	61,197	77	(63,171)	—	(2,051)	15,267	(1,116)	(20,599)	—	(4,216)
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(2,511)	—	2,511	—	—
Exclude operating expenses of unconsolidated entities	98,080	—	(98,080)	—	—	93,531	—	(93,531)	—	—
Exclude (gain) loss on disposition of unconsolidated entities	(40,886)	—	40,886	—	—	1,510	—	(1,510)	—	—
Exclude depreciation and amortization of unconsolidated entities	44,572	—	(44,572)	—	—	38,162	—	(38,162)	—	—
Exclude interest expense of unconsolidated entities	55,905	—	(55,905)	—	—	49,384	—	(49,384)	—	—
Exclude (gain) loss on extinguishment of debt of unconsolidated entities	296	—	(296)	—	—	(811)	—	811	—	—
Adjusted revenues	717,828	44,216	—	7,108	680,720	757,312	43,507	—	46,031	759,836
Operating expenses	316,910	24,823	98,080	3,014	393,181	371,273	30,442	93,531	25,997	460,359
Operating expenses of unconsolidated entities	98,080	—	(98,080)	—	—	93,531	—	(93,531)	—	—
Write-offs of abandoned development projects and demolition costs	933	—	—	—	933	13,553	—	—	—	13,553
Non-Real Estate depreciation and amortization	2,267	—	—	—	2,267	2,560	—	—	—	2,560
Exclude straight-line rent adjustment	(934)	—	—	—	(934)	(1,468)	—	—	—	(1,468)
Adjusted operating expenses	417,256	24,823	—	3,014	395,447	479,449	30,442	—	25,997	475,004
Net operating income	$300,572	$19,393	$—	$4,094	$285,273	$277,863	$13,065	$—	$20,034	$284,832
Interest expense	(119,605)	(12,376)	(55,905)	(5,538)	(168,672)	(164,579)	(14,416)	(49,384)	(7,822)	(207,369)
Interest expense of unconsolidated entities	(55,905)	—	55,905	—	—	(49,384)	—	49,384	—	—
Gain (loss) on extinguishment of debt	(878)	—	(296)	(448)	(1,622)	(4,948)	—	811	(36)	(4,173)
Gain (loss) on extinguishment of debt of unconsolidated entities	(296)	—	296	—	—	811	—	(811)	—	—
Equity in (earnings) loss of unconsolidated entities	(61,197)	(77)	63,171	—	2,051	(15,267)	1,116	20,599	—	4,216
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	12,308	(4,588)	2,511	—	19,407
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	2,511	—	(2,511)	—	—
Net loss on disposition of partial interest in development project	(19,590)	(3,379)	—	—	(16,211)	—	—	—	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	(467)	—	40,886	28,042	68,461	—	—	(1,510)	15,636	14,126
Gain (loss) on disposition of unconsolidated entities	40,886	—	(40,886)	—	—	(1,510)	—	1,510	—	—
Impairment of consolidated and unconsolidated real estate	(129,829)	—	—	—	(129,829)	(1,175)	—	—	—	(1,175)
Depreciation and amortization—Real Estate Groups (a)	(112,060)	(9,362)	(42,983)	(986)	(146,667)	(145,696)	(8,799)	(36,625)	(8,504)	(182,026)
Amortization of mortgage procurement costs	(3,893)	(250)	(1,589)	(41)	(5,273)	(5,267)	(345)	(1,537)	(361)	(6,820)
Depreciation and amortization of unconsolidated entities	(44,572)	—	44,572	—	—	(38,162)	—	38,162	—	—
Straight-line rent adjustment	3,454	—	—	(79)	3,375	6,058	—	—	475	6,533
Earnings (loss) before income taxes	$(203,380)	$(6,051)	$63,171	$25,044	$(109,114)	$(126,437)	$(13,967)	$20,599	$19,422	$(72,449)

(a) Depreciation and amortization—Real Estate Groups	$112,060	$9,362	$42,983	$986	$146,667	$145,696	$8,799	$36,625	$8,504	$182,026
Depreciation and amortization—Non-Real Estate	2,267	—	—	—	2,267	2,560	—	—	—	2,560
Total depreciation and amortization	$114,327	$9,362	$42,983	$986	$148,934	$148,256	$8,799	$36,625	$8,504	$184,586

	Net Operating Income (in thousands)
	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$64,272	$—	$—	$64,272	$63,793	$—	$—	$63,793	0.8%	0.8%
Adjusted operating expenses	27,846	—	—	27,846	28,173	—	—	28,173	(1.2)%	(1.2)%
Comparable NOI	36,426	—	—	36,426	35,620	—	—	35,620	2.3%	2.3%
Non-Comparable NOI	7,113	—	1,808	8,921	17,228	1,252	5,796	21,772
Total	43,539	—	1,808	45,347	52,848	1,252	5,796	57,392
Office Buildings
Comparable
Adjusted revenues	103,282	4,439	—	98,843	98,237	4,385	—	93,852	5.1%	5.3%
Adjusted operating expenses	43,293	2,196	—	41,097	41,977	2,060	—	39,917	3.1%	3.0%
Comparable NOI	59,989	2,243	—	57,746	56,260	2,325	—	53,935	6.6%	7.1%
Non-Comparable NOI	(661)	(39)	—	(622)	1,630	184	2,633	4,079
Total	59,328	2,204	—	57,124	57,890	2,509	2,633	58,014
Apartments
Comparable
Adjusted revenues	73,333	615	—	72,718	71,405	606	—	70,799	2.7%	2.7%
Adjusted operating expenses	32,103	217	—	31,886	31,928	176	—	31,752	0.5%	0.4%
Comparable NOI	41,230	398	—	40,832	39,477	430	—	39,047	4.4%	4.6%
Non-Comparable NOI	855	360	—	495	496	300	—	196
Total	42,085	758	—	41,327	39,973	730	—	39,243
Arena	9,357	4,481	—	4,876	4,955	2,366	—	2,589
Subsidized Senior Housing	3,839	153	—	3,686	3,916	161	—	3,755
Military Housing	5,701	(6)	—	5,707	4,851	16	—	4,835
Hotels	—	—	—	—	1,240	—	2,425	3,665
Land sales (1)	488	13	—	475	8,942	—	(190)	8,752
Write-offs of abandoned development projects and demolition costs	(933)	—	—	(933)	(657)	—	—	(657)
Other (2)	(10,795)	210	—	(11,005)	(17,126)	(1,544)	225	(15,357)
Total Rental Properties
Comparable
Adjusted revenues	240,887	5,054	—	235,833	233,435	4,991	—	228,444	3.2%	3.2%
Adjusted operating expenses	103,242	2,413	—	100,829	102,078	2,236	—	99,842	1.1%	1.0%
Comparable NOI	137,645	2,641	—	135,004	131,357	2,755	—	128,602	4.8%	5.0%
Non-Comparable NOI	14,964	5,172	1,808	11,600	25,475	2,735	10,889	33,629
Total	152,609	7,813	1,808	146,604	156,832	5,490	10,889	162,231
Land Development Group	13,635	1,395	—	12,240	6,271	630	—	5,641
Corporate Activities	(10,928)	—	—	(10,928)	(16,584)	(310)	—	(16,274)
Grand Total	$155,316	$9,208	$1,808	$147,916	$146,519	$5,810	$10,889	$151,598

(1)	Includes $8,927 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the three months ended June 30, 2013.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$129,534	$—	$—	$129,534	$128,713	$—	$—	$128,713	0.6%	0.6%
Adjusted operating expenses	58,583	—	—	58,583	57,299	—	—	57,299	2.2%	2.2%
Comparable NOI	70,951	—	—	70,951	71,414	—	—	71,414	(0.6)%	(0.6)%
Non-Comparable NOI	13,739	—	3,678	17,417	39,113	2,448	10,909	47,574
Total	84,690	—	3,678	88,368	110,527	2,448	10,909	118,988
Office Buildings
Comparable
Adjusted revenues	204,627	9,261	—	195,366	198,193	8,889	—	189,304	3.2%	3.2%
Adjusted operating expenses	88,210	4,611	—	83,599	86,978	4,354	—	82,624	1.4%	1.2%
Comparable NOI	116,417	4,650	—	111,767	111,215	4,535	—	106,680	4.7%	4.8%
Non-Comparable NOI	(1,972)	83	(43)	(2,098)	918	111	4,691	5,498
Total	114,445	4,733	(43)	109,669	112,133	4,646	4,691	112,178
Apartments
Comparable
Adjusted revenues	144,834	1,211	—	143,623	141,011	1,201	—	139,810	2.7%	2.7%
Adjusted operating expenses	65,024	463	—	64,561	65,050	402	—	64,648	0.0%	(0.1)%
Comparable NOI	79,810	748	—	79,062	75,961	799	—	75,162	5.1%	5.2%
Non-Comparable NOI	3,560	846	—	2,714	(657)	675	181	(1,151)
Total	83,370	1,594	—	81,776	75,304	1,474	181	74,011
Arena	21,221	9,928	—	11,293	10,683	5,074	—	5,609
Subsidized Senior Housing	7,081	143	—	6,938	7,290	205	—	7,085
Military Housing	10,680	47	—	10,633	11,952	217	—	11,735
Hotels	—	—	—	—	1,391	—	2,494	3,885
Land sales (1)	488	13	459	934	8,942	—	1,310	10,252
Write-offs of abandoned development projects and demolition costs	(933)	—	—	(933)	(13,553)	—	—	(13,553)
Other (2)	(22,636)	268	—	(22,904)	(28,235)	(1,864)	449	(25,922)
Total Rental Properties
Comparable
Adjusted revenues	478,995	10,472	—	468,523	467,917	10,090	—	457,827	2.4%	2.3%
Adjusted operating expenses	211,817	5,074	—	206,743	209,327	4,756	—	204,571	1.2%	1.1%
Comparable NOI	267,178	5,398	—	261,780	258,590	5,334	—	253,256	3.3%	3.4%
Non-Comparable NOI	31,228	11,328	4,094	23,994	37,844	6,866	20,034	51,012
Total	298,406	16,726	4,094	285,774	296,434	12,200	20,034	304,268
Land Development Group	26,515	2,667	—	23,848	10,657	1,175	—	9,482
Corporate Activities	(24,349)	—	—	(24,349)	(29,228)	(310)	—	(28,918)
Grand Total	$300,572	$19,393	$4,094	$285,273	$277,863	$13,065	$20,034	$284,832

(1)	Includes $8,927 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the six months ended June 30, 2013.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.